Exhibit 10.99

CONFIDENTIAL TREATMENT REQUESTED. CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT AND, WHERE APPLICABLE, HAVE BEEN MARKED WITH AN ASTERISK TO DENOTE WHERE OMISSIONS HAVE BEEN MADE. THE CONFIDENTIAL MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FIRST AMENDED AND RESTATED

LLC Operating Agreement
OF
NEOSSANCE, LLC
a Delaware Limited Liability Company

THIS FIRST AMENDED AND RESTATED LLC OPERATING AGREEMENT (this “Agreement”) of ABC LLC (the “Company”) is made and entered into as of December 6, 2016 (the “Effective Date”), by and between (i) Amyris, Inc., a Delaware corporation (“Amyris”), and (ii) Nikko Chemical Co., Ltd., a Japanese corporation (“Nikko Chemicals”) and Nippon Surfactant Industries Co., Ltd., a Japanese corporation (“Nissa” and, together with Nikko Chemicals, “Nikko”). Amyris and Nikko are sometimes referred to herein collectively as the “Members” and each individually as a “Member.” In case of Nikko, the Member’s rights and obligations are allocated to Nikko Chemicals and Nissa on an 80%/20% basis unless otherwise expressly stated. Any capitalized terms used but not defined herein shall have the meaning set forth in Exhibit A.

Article 1
Organizational Matters

1.1              Formation. On December 5, 2016, the Company was formed as a Delaware limited liability company upon the filing of a Certificate of Formation with the Secretary of State of Delaware (the “Certificate of Formation”). The Members hereby ratify and approve the execution and filing of the Certificate of Formation and agree that this Agreement shall constitute the “limited liability company agreement” of the Company within the meaning of the Act. The rights and liabilities of the Members shall be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

1.2              Name. The name of the Company shall be “Neossance, LLC”. The name of the Company shall not include the company name or brand name of a Member if such Member is no longer a party to this Agreement or withdraws from the Company.

1.3              Term. The term of the Company commenced as of the date of the filing of the Certificate of Formation in accordance with the Act and shall continue on a perpetual basis unless sooner terminated in connection with the Company’s dissolution under this Agreement or the Act.

1.4              Office and Agent. The principal office of the Company shall be located at Emeryville, California or such other location as the Board shall determine. The initial registered agent for service of process for the Company shall be as set forth in the Certificate of Formation. The Board may change the Company’s agent for service of process or the principal office at any time.

1.5              Business of the Company. The purpose of the Company is to engage in the following businesses (collectively, the “Business”):

(a)                manufacturing, marketing, sale, distribution and other disposition of (i) squalane, (ii) hemisqualane, and (iii) other products developed or to be developed through R&D activities involving Amyris (collectively, “Products”) (A) in any field, in the case of squalane; (B) in any field that is not excluded based on an agreement currently valid by and between Amyris and a third party, in the case of hemisqualane; and (C) in the field of cosmetics (which for the avoidance of doubt excludes those (i) solely related to any market(s) or industry(ies) other than cosmetics or (ii) subject to certain [*]) and such other fields as agreed by the Parties, in the case of all other Products;

(b)       such other businesses as the Board approves; and

(c)       all other lawful activities reasonably necessary or convenient to the foregoing.

1.6              Powers of the Company. In furtherance of the purpose of the Company as set forth in Section 1.5, the Company shall have the power and authority to take in its name all actions necessary, useful or appropriate in the Board’s discretion to accomplish its purpose, including, but not limited to, the powers set forth in the Act, as amended from time to time.

Article 2
Capital Contributions; shares

2.1              Capital Contributions.

(a)                Capital Contributions to the Company shall consist of cash or property valued at the fair market value as agreed to by the Members, net of any liabilities assumed by the Company or to which the relevant property is subject. The Capital Contributions of the Members of the Company from time to time shall be set forth in Exhibit B. Additional Capital Contributions shall be made from time to time as the Members shall determine, in each case on an equal (50%/50%) basis unless otherwise mutually agreed by the Members. The Company shall not pay any interest on any Capital Contributions.

(b)               In addition to the Additional Capital Contributions, the Members may elect to provide (i) loans or (ii) guaranties (for the Company to borrow from financial institutions) based on the determination by the Board. If the Company is unable to repay the loan as due (to the lending Member or the financial institution) and if any repayment is made by a Member on behalf of the Company, then such repayment shall be treated as a Capital Contribution and the Member shall be entitled to receive Shares in respect of such Capital Contribution in an amount determined pursuant to Section 2.2(b).

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(c)                At such time as the Board determines, but not later than the expiration of the period of the Earnout under Section 2(b) of the JV Agreement, the Board shall develop a capital expansion plan to increase capacity at the Company’s manufacturing facility(ies) to [*], which plan shall include requirements, if applicable, for Additional Capital Contributions by the Members.

2.2              Shares.

(a)                The membership interests of the Members shall be denominated in shares (“Shares”). The Shares of the Members of the Company from time to time shall be set forth in Exhibit B.

(b)               Upon a Capital Contribution of any Member, the Company shall issue additional Shares to such Member in such number of Shares as determined by the Board.

Article 3
RIGHTS AND OBLIGATIONS OF Members

3.1              Members; Obligations to Update. All Members of the Company from time to time and their last known business or mailing addresses shall be listed on Exhibit B. The Board shall update Exhibit B from time to time as necessary to accurately reflect the information therein, and each Member shall cooperate in such effort with respect to information relating to such Member.

3.2              Rights of Members. Members shall have the rights and obligations provided in this Agreement and, to the extent consistent with this Agreement, the Act. Except as otherwise expressly provided in this Agreement, no Member, in its capacity as such, shall have any right, power or authority to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way.

3.3              Admission of Additional Members. Additional Members may be admitted with the unanimous approval of the Members.

3.4              Withdrawals or Resignations. Member may withdraw, retire and/or resign from the Company, without any approval of other Member(s) by way of surrendering all of its Shares to the Company.

3.5              Payments to Members. Except as specified in or authorized by the Board in a manner consistent with this Agreement, no Member or its Affiliate shall be entitled to remuneration for services rendered or goods provided to the Company as Member or an officer of the Company.

[*] Certain portions denoted with an asterisk have been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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Article 4
Management And Control Of The Company

4.1              Board.

(a)                The Company shall be managed by a Board of Directors (the “Board”) in accordance with the terms of this Agreement and the Act. For the purpose of this Agreement, the Board shall constitute a “manager” under the Act.

(b)               The Board shall initially consist of four (4) Directors, two (2) of whom shall be appointed by Amyris and two (2) of whom shall be appointed by Nikko. Amyris hereby appoints John Melo and Caroline Hadfield, and Nikko hereby appoints Shizuo Ukaji and Ikko Tanaka to serve as the initial Board of the Company. The number of Directors to be appointed by each Member shall be adjusted based on a change in the Company Interest. One of the Directors appointed by Nikko shall be designated the “Board Director Responsible for Sales”; such Director shall initially be Ikko Tanaka. One of the Directors appointed by Amyris shall be designated the “Board Director Responsible for Product and Channel”; such Director shall initially be Caroline Hadfield. Any Director may appoint an assistant to such Director, who shall be designated the “Assistant Amyris Board Member” or “Assistant Nikko Board Member”, as applicable.

(c)                Each Member shall have the right, at any time and in its sole discretion, to remove any Director appointed by such Member, effective upon delivery of written notice to the Company and each other Member. In the case of a vacancy in the office of a Director for any reason (including removal pursuant to the preceding sentence), the vacancy shall be filled by the Member that appointed the Director to which such vacancy relates.

4.2              Officers.

(a)                The Company’s day-to-day operations shall be managed by officers appointed by the Board. Officers other than the CEO shall be subject to the authority of the CEO. Nikko shall select the CEO from and among Directors.

The CEO shall supervise and implement the Company’s business and strategy based on the Board’s resolutions. Further, the CEO shall have the right (i) to review and make the final determination as to the evaluation of the Company’s employees, (ii) to appoint the Assistant CEO to fulfill his or her duties and vote, on his or her behalf, at the Board meetings in person and (iii) to delegate his or her authority to any Person. Nikko has the right to designate the CEO. The Board shall appoint the CEO in accordance with such nomination. Nikko hereby designates John Melo to serve as the initial CEO of the Company for a period of one year.

The CFO shall supervise and implement the Company’s financial strategy based on the Board’s resolutions. Further, the CFO shall have the right to delegate his or her authority to any

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Person. Amyris has the right to designate the CFO. The Board shall appoint the CFO in accordance with such nomination. Amyris hereby designates Shizuo Ukaji to serve as the initial CFO of the Company for a period of one year.

(b)               The Company shall also have a Secretary and such other officers, if any, as may be appointed by the Board from time to time. Nikko has the right to designate the Secretary and shall designate Kaitaro Sekine to serve as the initial Secretary of the Company. The Board shall appoint any such other officer(s) in accordance with such designations.

(c)                Each Member shall have the right, at any time and in its sole discretion, to remove any officer designated by such Member (including, for example, the CEO designated by Nikko), effective upon delivery of written notice to the Company and each other Member. In the case of a vacancy in any officer position for any reason (including removal pursuant to the preceding sentence), the vacancy shall be filled by a designee of the Member that designated the officer to which such vacancy relates.

4.3              Board Meetings.

(a)                The CEO shall (i) convene a meeting of the Board at least once per quarter (which may be waived by an agreement of the Members); (ii) have the authority to convene Board meetings at any other time as determined in his or her discretion; and (iii) convene a Board meeting at the request of any Director. The CEO shall, subject to the notice requirements of Section 4.3(d), have the authority to specify the time and place of any Board meeting; provided, that the CEO shall in good faith and to the fullest extent practicable ensure that meetings are scheduled at times and places when all Directors are available to participate. Directors shall utilize commercially reasonable efforts to be available for meetings upon request of the CEO in conformance with Section 4.3(d), below, and shall promptly inform the CEO in the event that such Director will be unable to attend a proposed meeting. The CEO shall serve as the chair of a Board meeting. In case of the CEO’s unavailability, the Assistant CEO shall act as the chair of such meeting.

(b)               Directors may participate in a meeting of the Board by means of a conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

(c)                Any action required or permitted to be taken by the Board, either at a meeting or otherwise, may be taken without a meeting if the Directors consent to, approve or authorize such action in writing by a majority vote of the Directors.

(d)               Without limitation of the requirements of Section 4.3(a) for consideration of the availability of all Directors in scheduling meetings, written notice of each Board meeting shall be given to each Director not less than fourteen (14) days in advance of such meeting (which fourteen day (14) period may be shortened by written waiver of the Director in question or actual attendance by such Director, without objection, at the applicable Board meeting).

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Minutes of Board meetings shall be prepared by the Company and distributed to each Director promptly following each meeting. Each Member shall bear all travel and other expenses incurred by its respective appointees in connection with attendance at each Board meeting.

(e)                Matters listed on Exhibit C (“Board Resolutions”) shall require approval by the Board. The presence of a majority of Directors shall constitute a quorum for any meeting of the Board. Any approval, determination or resolution of the Board shall require the approval of a majority of Directors participating in such meeting.

4.4              Member Meetings.

(a)                The Board shall provide notice to the Members (i) of each annual meeting of Members at least fourteen (14) days before the scheduled date of the meeting, and (ii) of each other meeting of Members at least thirty (30) days before the scheduled date of the applicable meeting.

(b)               The Company shall have at least one meeting of Members each calendar year. Such meeting will take place at such time and place as are determined by the Board. The Board may cause the Company to hold additional Member meetings at such times and places as it determines, provided that the notice requirements of Section 4.4(a)(ii) are satisfied. Minutes of such meetings shall be prepared by the Company and distributed to each Member promptly following each meeting.

(c)                Matters listed on Exhibit D (“Member Resolutions”) shall require approval by the Members. The presence of all Members shall constitute a quorum for any meeting of Members. Any approval, determination or resolution of the Members shall require the approval of a majority of Shares/Company Interests represented by the Members participating in such meeting.

4.5              Deadlock. If any item requiring Member Resolution or Board Resolution is unresolved, such item shall be discussed and determined by the CEOs (i.e., top executives) of Amyris and Nikko Chemicals in good faith.

Article 5
Distributions and Tax Matters

5.1              Non-Liquidating Distributions. Subject to Applicable Law and any limitations contained elsewhere in this Agreement, the Board shall cause the Company to make distributions of Net Cash Flow of the Company as calculated for each calendar year at such times as the Board deems appropriate in its sole discretion, but not later than March 15 following the applicable calendar year. All such distributions to the Members shall be in the following orders of priority:

(a)                First, to the Members in proportion to their respective Unreturned Capital Contribution Balances, until each Member’s Unreturned Capital Contribution Balance equals zero; and

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(b)               Second, to the Members in proportion to their respective Company Interests.

5.2              Liquidating Distributions. Notwithstanding the provisions of this Article to the contrary, cash or property of the Company available for distribution upon the dissolution of the Company (including cash or property received upon the sale or other disposition of assets in anticipation of or in connection with such dissolution) shall be distributed to the Members in accordance with Section 5.1. For this purpose, all assets not sold shall be treated as sold at their fair market values as determined by the Board.

5.3              Withholding Taxes. The Company shall withhold from distributions to, and allocations among, the Members to the extent required by Applicable Law, and shall pay over such amounts to the applicable taxing authority. Any amount so withheld by the Company with regard to the Member shall be treated for purposes of this Agreement as an amount actually distributed to such Member pursuant to Section 5.1.

5.4              Other Tax Matters. Notwithstanding any contrary provision of this Agreement, rules governing certain tax matters and related items are set forth in Exhibit E attached hereto and made a part hereof.

5.5       Limitation on Distributions. No distribution shall be made to a Member pursuant to Section 5.1 to the extent that such distribution would: (i) cause the Company to be insolvent or (ii) render a Member liable for a return of such distribution under Applicable Law. For the purposes of this Section 5.5, a distribution shall cause the Company to be, or otherwise render the Company, “insolvent,” if, at the time of the distribution, after giving effect to the distribution, all liabilities of the Company (other than liabilities to Members on account of their interests in the Company and liabilities for which the recourse of creditors is limited to specified property of the Company) exceed the fair market value of the assets of the Company, except that the fair market value of property that is subject to a liability for which the recourse of creditors is limited to specified property of the Company shall be included in the assets of the Company only to the extent that the fair market value of that property exceeds that liability.

Article 6
Transfer And Assignment Of Share

No Member shall, directly or indirectly, sell, assign, encumber or otherwise transfer or dispose of (“transfer”) all or any portion of its Shares, or any right or interest therein, except with the prior approval of each non-transferring Member, which approval may be given or withheld in the sole discretion of such non-transferring Member; provided, however, that Nikko may Transfer, without any other Member’s approval, all or any part of its Shares to Nikko Chemicals or Nissa. Any transferee or assignee shall be bound by the terms of this Agreement (including Article 6) and the JV Agreement. Any transfer in violation of this Article 6 shall be null and void.

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Article 7
Accounting and Records

7.1              Books and Records. The books and records of the Company shall be kept at the Company’s principal office. The Company shall maintain its books and records in accordance with Applicable Law, GAAP and reasonable commercial practices.

7.2              Bank Account. The Company’s bank account and other financial accounts to be used by the Company shall be established with the Bank of Tokyo-Mitsubishi UFJ (including MUFG Union Bank).

7.3              Financial Statements and Accounting Records.

(a)                Financial statements for the Company, including, without limitation, a balance sheet, income statement, statement of cash flows and statement of Members’ equity (collectively, the “Financial Statements”), shall be submitted by the Company to each of the Members (i) within thirty (30) days after the end of each fiscal quarter for such quarter; and (ii) within sixty (60) days after the end of each fiscal year for such year.

(b)               The Financial Statements covering each fiscal year shall be audited and certified by an internationally recognized accounting firm retained by the Company as selected by the Members. The Financial Statements shall be prepared in accordance with GAAP and shall contain such financial data as is reasonably necessary to keep the Members advised of the Company’s financial status and allow them to complete their respective tax filings.

7.4              Right of Inspection. During the regular office hours of the Company, and upon reasonable notice to the Company, each Member shall have (a) access to all properties, books of account, and records of the Company; and (b) the right to make copies from such books and records at such Member’s own expense. For the avoidance of doubt, any information obtained by the Members through exercise of rights granted under this Section 7.4 shall, to the extent constituting Confidential Information (as defined in the JV Agreement), be subject to the confidentiality provisions set forth in the JV Agreement.

7.5              Fiscal Year and Taxable Year. The fiscal year of the Company shall be from January 1 to December 31 of such year. The Company’s taxable year for U.S. federal income tax purposes shall, unless otherwise required by Applicable Law, be the same as its fiscal year.

Article 8
Liability of Members and BOARD; Limitation of Duties

8.1              No Liability for Company Obligations. Notwithstanding anything to the contrary contained herein, the debts, obligations and liabilities of the Company shall be solely the debts, obligations and liabilities of the Company, and no Member, Director or officers shall be

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obligated personally for any debt, obligation or liability of the Company solely by reason of being a Member, Director or officers of the Company.

8.2              No Liability of Directors or Officers to Company. No Director or officer of the Company shall be liable to the Company or any Member for any loss or damage sustained by the Company or any Member, unless the loss or damage shall have been the result of fraud, gross negligence or intentional misconduct by the Director or officer.

Article 9
Dissolution And Winding Up

The Company shall be dissolved, and shall terminate and wind up its affairs, upon the first to occur of the following: (a) the unanimous determination by the Members to dissolve the Company; or (b) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act. Upon the dissolution of the Company, the Company’s assets shall be disposed of and its affairs wound up pursuant to this Article 9 and the appropriate provisions of the JV Agreement and the Act.

Article 10
Indemnification

10.1          Indemnification. The Company shall, to the maximum extent permitted by Applicable Law, indemnify and hold harmless the Directors, Members, their respective Affiliates and the officers, directors and employees of the foregoing Persons (collectively, “Indemnitees”), and the Company and the Members shall release each Indemnitee, to the maximum extent permitted by Applicable Law, from any and all Losses (including reasonable legal expenses) arising from any and all Proceedings (collectively, “Claims”) which arise out of, relate to or are in connection with this Agreement or the management or conduct of the business or affairs of the Company, except for any Losses that are finally found by a court or arbitral body of competent jurisdiction to have resulted primarily from the bad faith, gross negligence or intentional misconduct of, or breach of its obligations, or knowing violation of law by, the Indemnitee seeking indemnification.

10.2          Not Exclusive. The indemnification provided by this Article 10 shall not be deemed to be exclusive of any other rights to which any Person may be entitled under any agreement, or as a matter of law, or otherwise, both as to action in a Person’s official capacity and to action in another capacity.

10.3          Indemnification Continuing. The indemnification provided by this Article 10 shall continue as to a Person who has ceased to be an Indemnitee and shall inure to the benefit of the heirs, executors and administrators of such a Person.

Article 11
Miscellaneous

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11.1          Governing Law. This Agreement shall be construed and interpreted in accordance with and governed by the Laws of the State of Delaware (without regard to the choice of law provisions thereof).

11.2          No Third Party Beneficiaries. This Agreement shall inure to the benefit of and shall be binding upon the Members and their respective heirs, successors and assigns. No provision of this Agreement is intended to or shall be construed to grant or confer any right to enforce this Agreement or any remedy for breach of this Agreement to or upon any Person other than the Members.

11.3          Amendment. No change or modification to this Agreement shall be valid unless the same is approved by the Members in writing.

11.4          Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby but rather shall be enforced to the greatest extent permitted by law.

11.5          Construction. When from the context it appears appropriate, each term stated either in the singular or the plural shall include the singular and the plural and pronouns stated either in the masculine, the feminine or the neuter shall include the masculine, the feminine and the neuter.

11.6          Headings and Captions. The headings and captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provisions hereof.

11.7          Counterparts. This Agreement may be executed in one or more counterparts, with the same effect as if the Members had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement.

11.8          No Waiver. No waiver of any term or condition of this Agreement shall be valid or binding on a Member unless the same shall have been set forth in a written document, specifically referring to this Agreement and duly signed by the waiving Member.

11.9          Conflicts with JV Agreement. In the event of any ambiguity or conflict arising between the terms of this Agreement and those of the JV Agreement, the terms of the JV Agreement shall control and prevail as among the Members.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the Members of ABC LLC, a Delaware limited liability company, have executed this Agreement, effective as of the date first written above.

MEMBERS:
AMYRIS, INC. By: /s/ John Melo Name: John Melo Title: President & Chief Executive Officer
NIKKO CHEMICALS CO., LTD. By: /s/ Shizuo Ukaji Name: Shizuo Ukaji Title: President & Chief Executive Officer

Nippon Surfactant Industries Co., Ltd. By: /s/ Shogo Sekine Name: Shogo Sekine Title: President

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EXHIBIT A

DEFINED TERMS

As used in this Agreement, the following terms shall have the following meanings. Unless otherwise defined herein, terms used herein that are defined in the JV Agreement shall have the meanings set forth for such terms in the JV Agreement.

“Act” means the Delaware Limited Liability Company Act, as amended and in effect from time to time.

“Affiliates” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. The term “control” shall mean the power to direct, or cause the direction of, the management and policies of a Person through voting securities, by contract or otherwise.

“Applicable Law” means, as to any Person, any statute, law, rule, regulation, directive, treaty, judgment, order, decree or injunction of any Governmental Authority that is applicable to or binding upon such Person or any of its properties.

“Capital Contribution” shall mean, with respect to any Member, the aggregate amount of cash and the fair market value of property contributed to the Company by the Member.

“C Corporation” shall have the meaning set forth in Section A of Exhibit E.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, the provisions of succeeding law, and to the extent applicable, the Treasury Regulations.

“Company Interest” shall mean the percentage of the Shares held by each Member, as set forth in Exhibit B.

“GAAP” shall mean the generally accepted accounting principles and practices applicable in the United States.

“Governmental Authority” means any domestic or foreign government, governmental authority, court, tribunal, agency or other regulatory, administrative or judicial agency, commission or organization, and any subdivision, branch or department of any of the foregoing.

“JV Agreement” means the Joint Venture Agreement, dated as of December 6, 2016 by and between Amyris, Nikko Chemicals and Nissa.

“Losses” shall mean any and all claims, losses, liabilities, damages (including fines, penalties, and criminal or civil judgments and settlements), costs (including court costs) and expenses (including reasonable attorneys’ and accountants’ fees).

“Director” means a manager of the Company with the powers and duties specified for a manager under this Agreement, the JV Agreement and the Act.

“Members” means each Person who holds the Shares in accordance with the terms hereof.

“Net Cash Flow” shall mean, for any calendar year, the sum of gross proceeds received by the Company from the Company operations less the portion thereof used to pay or establish reserves for all Company expenses, obligations, liabilities and capital expenditures, investments and reinvestments, all as determined by the Board in an annual plan and budget to be adopted not less than thirty (30) days prior to the start of each calendar year (except in the case of the plan and budget for 2017, which shall be adopted by the Board as soon as practicable following the Effective Date).

“Person” shall mean an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

“Proceeding” shall mean any action, litigation, arbitration, suit, proceeding or investigation or review of any nature, civil, criminal, regulatory or otherwise, before any Governmental Authority.

“Securities” means Shares (including as represented by Shares), other equity securities of the Company, and options, warrants, convertible securities, exchangeable securities or other rights to acquire Shares or other equity securities of the Company.

“Treasury Regulations” shall mean the final and temporary regulations that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unreturned Capital Contribution Balance” means, with respect to a Member, the excess (if any) of (i) such Member’s aggregate Capital Contributions, over (ii) the distributions made to such Member under Section 5.1(a). For the avoidance of doubt, no cost or expense nor any diminution or reduction in profits incurred by Amyris in connection with performing its obligations under Section 5.5 of the JV Agreement (“Manufacture of Products”) shall be considered a “Capital Contribution” for purposes of determining any Member’s Unreturned Capital Contribution Balance.

EXHIBIT B

Members

Member Name and Address	Capital Contribution	Shares (Company Interest)
Nikko Chemicals Co., Ltd., a Japanese corporation (1-4-8, Nihonbashi-Bakurocho, Chuo-ku, Tokyo 103-0002, Japan)	Cash Contribution ($8 million plus Earnout)*	40 (40%)
Nippon Surfactant Industries Co., Ltd., a Japanese corporation (7-14 Hiraidekogyodanchi, Utsunomiya, Tochigi 321-0905, Japan)	Cash Contribution ($2 million plus Earnout)*	10 (10%)
Amyris, Inc., a Delaware corporation (5885 Hollis Street, Suite 100, Emeryville, California 94608, USA)	In-Kind Contribution (Equivalent to Nikko’s Cash Contribution)	50 (50%)
TOTAL	$20 million (excluding Earnout)	100

*       The Members acknowledge and agree that the purchase price (including Earnout) payable by Nikko (i.e., Nikko Chemicals and Nissa) to Amyris for 50 Shares, as described more fully in JV Agreement shall represent, and otherwise be treated for purposes of this Agreement (including Article 2 and Article 5 hereof), as a Capital Contribution. Nikko’s Capital Contribution will be adjusted annually based on the amount of the Earnout paid to Amyris by Nikko under the JV Agreement. As an illustration, if Amyris receives $2 million as an Earnout under the JV Agreement, then Nikko’s Capital Contribution will be adjusted to be $12 million (i.e., $10 million as initial payment and $2 million as Earnout) and Amyris’ Capital Contribution will also be adjusted to be $12 million. For clarification, unless and until Amyris receives the Earnouts, no such adjustment shall be made.

EXHIBIT C

BOARD RESOLUTIONS

(a)	approval of the Company’s Financial Statements and distribution of profits;

(b)	nomination of accounting firm(s) for Members’ approval and appointment of officers;

(c)	employment, promotion, rotation, termination or other material action with respect to Company personnel with the rank of senior business manager or higher;

(d)	determination or action with respect to salary increases and bonuses of any Company personnel;

(e)	change in the form of organization or U.S. federal income tax classification of the Company;

(f)	investment or other expenditure by the Company in an amount (singly or together with all related investments or other expenditures) greater than US$10,000;

(g)	acquisition or disposition of assets by the Company with value or for consideration (singly or together with all related acquisitions or dispositions) greater than US$10,000;

(h)	borrowing or other incurrence of money debt by the Company in an amount (singly or together with all related borrowings or other related incurrences of money debt) greater than US$10,000;

(i)	guarantee or other commitment by the Company with respect to money debt or other obligations of any other Person in an amount (singly or together with all related money debt and other obligations) greater than US$10,000;

(j)	lease of real or personal property by the Company requiring aggregate payments during the applicable lease term in an amount greater than US$10,000;

(k)	transfer, license or other disposition of, and any acquisition of, Intellectual Property Assets;

(l)	material action(s) with respect to any existing or prospective patent of the Company in any jurisdiction, including filings with respect to patent applications, reissues and continuations;

(m)	execution, amendment or termination of any material agreement (including any such agreements with an Affiliate of any Member);

(n)	dissolution or liquidation of the Company;

(o)	establishment, amendment or termination of any internal rules or policies of the Company (including employment rules or policies);

(p)	approval of or amendment to any annual or other material business, strategic or financial plan of the Company;

(q)	approval of or amendment to any transaction, arrangement and/or agreement between the Company and any of its Members, Directors or officers;

(r)	such other matters in Exhibit E that require Board approval or action; and

(s)	execution of agreements or commitments with respect to any of the foregoing.

EXHIBIT D

MEMBER RESOLUTIONS

(a)	change of the Company’s name;

(b)	approval of accounting firm(s) nominated by the Board, and appointment of Directors;

(c)	change in the Company’s authorized or outstanding equity interests or capitalization, including without limitation through any issuance, redemption or repurchase of Shares or other Securities by the Company and any Capital Contributions;

(d)	change in the scope of the Business of the Company;

(e)	investment or other expenditure by the Company in an amount (singly or together with all related investments or other expenditures) greater than US$50,000;

(f)	acquisition or disposition of assets by the Company with value or for consideration (singly or together with all related acquisitions or dispositions) greater than US$50,000;

(g)	borrowing or other incurrence of money debt by the Company in an amount (singly or together with all related borrowings or other related incurrences of money debt) greater than US$50,000;

(h)	guarantee or other commitment by the Company with respect to money debt or other obligations of any other Person in an amount (singly or together with all related money debt and other obligations) greater than US$50,000;

(i)	lease of real or personal property by the Company requiring aggregate payments during the applicable lease term in an amount greater than US$50,000;

(j)	amendment to this Agreement;

(k)	dissolution of the Company or withdrawal from the Company by any Member;

(l)	such other matters requiring approval of both Members as set forth in Exhibit E;

(m)	execution of agreements or commitments with respect to any of the foregoing; and

(n)	adoption of the capital expansion plan described in Section 2.1(c).

EXHIBIT E

TAXES; RELATED MATTERS

A.                Allocations Generally.

(1)               The Company shall establish and maintain an individual Capital Account for each Member. Unless otherwise stated in this Agreement, the number of the Shares issued to any Member shall not be adjusted for any increase or decrease in such Capital Account. No Member will have the right to withdraw or receive any return of, or interest on, any balance in such Member’s Capital Account. No Member will have any obligation to restore any deficit or negative balance in the Capital Account of such Member.

(2)               Except as otherwise provided in Section B, Profits and Losses of the Company shall be allocated among the Members in a manner such that, after giving effect to any special allocations required by Section B, the Capital Account balance of each Member, immediately after making such allocation, is, as nearly as possible, equal to the distributions that would be made to such Member if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their book value (as determined for purposes of maintaining Capital Accounts), all Company liabilities were satisfied (limited with respect to each nonrecourse liability (as defined in the Treasury Regulations under Section 704 of the Code) to the book value of the assets securing such liability), and the net assets of the Company were distributed in accordance with Section 5.2 of this Agreement to the Members immediately after making such allocation, reduced by each Member’s share of “partnership minimum gain” and “partner nonrecourse debt minimum gain,” as determined in the Treasury Regulations under Section 704 of the Code.

B.                 Regulatory Allocations and Other Allocation Rules.

Notwithstanding anything in the Agreement to the contrary, the following special allocations will be made as follows, and, as appropriate, in the following order:

(1)               Items of Company loss and deduction otherwise allocable to a Member hereunder that would cause such Member (hereinafter, a “Restricted Holder”) to have a deficit balance in his or her or its Adjusted Capital Account, or would increase the deficit balance in his or her or its Adjusted Capital Account, as of the end of the Fiscal Year to which such items relate shall not be allocated to such Restricted Holder and instead shall be allocated to the other Members pro rata in proportion to their positive Adjusted Capital Account balances until all Adjusted Capital Account balances equal zero, and then to all Members in proportion to their percentage ownership of all outstanding Shares.

(2)               If there is a net decrease in Company Minimum Gain for any Fiscal Year (except as a result of conversion or refinancing of Company indebtedness, certain capital contributions or revaluation of the Company’s property as further outlined in Treasury Regulation Sections 1.704-2(d)(4), (f)(2) or (f)(3)), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in Company Minimum Gain. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f). This Section B(2) is intended to comply with the minimum gain chargeback requirement in said Section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section B(2) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(3)               If there is a net decrease in Minimum Gain Attributable to Member Nonrecourse Debt during any Fiscal Year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions, or certain revaluations of the Company’s property as further outlined in Treasury Regulations Section 1.704-2(i)(4)), each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Member’s share of the net decrease in the Minimum Gain Attributable to Member Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(4) and (j)(2). This Section B(3) is intended to comply with the minimum gain chargeback requirement with respect to Member Nonrecourse Debt contained in said Section of the Treasury Regulations and shall be interpreted consistently therewith. Allocations pursuant to this Section B(3) shall be made in proportion to the respective amounts required to be allocated to each Member pursuant hereto.

(4)               In the event a Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5), or (6), and such Member has an Adjusted Capital Account deficit, items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account deficit as quickly as possible. This Section B(4) is intended to constitute a qualified income offset under Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(5)               Nonrecourse Deductions for any Fiscal Year or other applicable period shall be allocated to the Members as deemed appropriate by the Board, but only as permitted by the Treasury Regulations.

(6)               Member Nonrecourse Deductions for any Fiscal Year or other applicable period shall be specially allocated to the Member that bears the economic risk of loss for the debt (i.e., the Member Nonrecourse Debt) with respect to which such Member Nonrecourse Deductions are attributable (as determined under applicable Treasury Regulations).

(7)               To the extent that Treasury Regulations Section 1.704-1(b)(2)(iv)(m) requires that Capital Accounts be adjusted with respect to an adjustment to the basis of Company property pursuant to a Code Section 754 election, such adjustment shall be treated as an item of income, gain or loss and allocated to the Members as appropriate.

(8)               In the event any Member has a deficit Capital Account at the end of any Fiscal Year which is in excess of the amount such Member is obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section B(8) shall be made only if and to the extent that such Member would have a deficit Capital Account in excess of such amount after all other allocations provided for under this Agreement have been made as if Section B(4) and this Section B(8) were not in this Agreement.

(9)               The allocations set forth in Sections B(1) through (and including) B(8) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section B(9). Therefore, notwithstanding any other provision of the Agreement or this Exhibit E (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of Company income, gain, loss or deduction in current or future periods in whatever manner it determines appropriate such that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Exhibit E and all Company items were allocated pursuant to Section A hereof. In exercising its discretion under this Section B(9), the Board shall take into account future Regulatory Allocations under Sections B(2) and B(3) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections B(5) and B(6).

(10)           Allocations to Members whose interests vary during a year by reason of transfer, redemption, admission, capital contributions, or otherwise, shall be made as determined by the Board in accordance with permissible methods under Code Section 706.

C.                Tax Allocations.

(1)               Subject to Section C(2), items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) will be allocated among the Members on the same basis as their respective book items, as provided in Sections A through (and including) B.

(2)               If any Company property is subject to Code Section 704(c) or is reflected in the Capital Accounts of the Members and on the books of the Company at a value that differs from the adjusted tax basis of such property, then the Tax Items with respect to such property will, in accordance with the requirements of Treasury Regulations Section 1.704-1(b)(4)(i), be shared among the Members in a manner that takes account of the variation between the adjusted tax basis of the applicable property and its value. The Board is authorized to choose any reasonable method permitted by the Treasury Regulations pursuant to Code Section 704(c); provided, however, that the Company shall apply the “remedial” method with respect to all Section 704(c) gain that is attributable to Amyris as of the date of this Agreement.

(3)               Pursuant to Treasury Regulations Section 1.752-3, each Member’s interest in Company profits, for purposes of determining such Member’s shares of excess “nonrecourse liabilities” shall equal such Member’s Company Interest.

(4)               Any payment of foreign tax that may be creditable against any Member’s federal income tax liability shall be allocated to the Members in the same manner as the allocation of the income or gain generating such foreign tax credit. Other tax credits shall be allocated to the Members in a manner reasonably determined by the Board.

(5)               The Members are aware of the income tax consequences of the allocations made by this Agreement and will report their shares of Tax Items for income tax purposes consistently with this Agreement.

D.                Tax Classification.

The Members that the Company intend that, unless the Board determines otherwise, the Company shall be operated in a manner consistent with its treatment as a “partnership” other than a publicly traded partnership for U.S. federal, state and local income and franchise tax purposes. In accordance therewith, (a) no Member shall file any election with any taxing authority to have the Company treated otherwise, and (b) each Member hereby represents, covenants, and warrants that it shall not maintain a position inconsistent with such treatment, in each case subject to a determination by the Board that the Company should no longer seek to be taxable as a partnership.

E.                 Additional Tax Matters.

(1)               For all tax years of the Company not subject to the BBA Rules, if the Company constitutes a “partnership” described by Section 6231(a)(1) of the Code, or if the Company elects to be treated as such pursuant to this Section E(1), the Board shall appoint the Tax Matters Member in compliance with the Code and the Treasury Regulations. All expenses incurred by the Tax Matters Member with respect to any tax matter that does or may affect the Company, or any Member by reason thereof, shall be paid for out of Company assets and shall be treated as Company expenses; provided, however, that the Company shall not be obligated to pay any such expenses incurred as a result of the Tax Matters Member’s bad faith, gross negligence or intentional misconduct. The Company may elect to be treated as a “partnership” described by Section 6231(a)(1) at the discretion of the Board, and each Member shall take such actions as the Board reasonably requests to perfect any such election. References to Code Sections in this Section E(1) are to such provisions as they existed before the enactment of the Bipartisan Budget Act of 2015.

(2)               For all tax years that are subject to the BBA Rules, the Company’s “partnership representative” (the “Company Representative”) shall be such Person as the Board designates from time to time in accordance with the BBA Rules. Each Member shall take such actions as are necessary or convenient to effect the appointment of a Company Representative that has been selected in accordance with this Section E(2). The Company shall elect into the partnership audit regime enacted by the Bipartisan Budget Act of 2015, and the Company and the Members shall take all actions necessary to effect such election. The Company Representative has full discretion to represent and bind the Company in each audit conducted by any taxing authority, including without limitation the power and authority (i) to make an election under Section 6223 (if available) or Section 6226 of the Code and any Treasury Regulations promulgated in accordance therewith and (ii) to take, and to cause the Company to take, all actions necessary or convenient to give effect to such an election. Each Member agrees to take all actions that the Company Representative informs it are reasonably necessary to effect a decision of the Company Representative in its capacity as such, including without limitation (A) providing any information reasonably requested in connection with any tax audit or related proceeding (which information may be freely disclosed to the Internal Revenue Service or other relevant taxing authorities), (B) paying all liabilities attributable to such Member as the result of an election under Section 6226 of the Code, (C) filing any amended returns that the Company Representative determines to be necessary or appropriate to reduce an imputed underpayment under Section 6225(c) of the Code or (D) paying all liabilities associated with such an amended return. The costs and expenses incurred by a Member in connection with the preceding sentence shall not be treated as expenses of, or Capital Contributions to, the Company. All expenses incurred by the Company Representative with respect to any tax matter that does or may affect the Company, or any Member by reason thereof, shall be paid for out of Company assets and shall be treated as Company expenses; provided, however, that the Company shall not be obligated to pay any such expenses incurred as a result of the Company Representative’s bad faith, gross negligence or intentional misconduct. References to Code Sections in this Section E(2) are to such provisions as amended by the Bipartisan Budget Act of 2015.

(3)               If any tax audit under the BBA Rules or similar foreign, state, or local laws or regulations results in the imposition of a tax liability on the Company itself and the Company Representative determines in its sole discretion that any portion of such liability (including associated interest and penalties) is specifically attributable to a Member (whether as a result of its status, actions, inactions or otherwise), then at the Company Representative’s election such amount shall (a) be contributed to the Company by such Member, and such contribution shall not be treated as a Capital Contribution for purposes of determining a Member’s Shares or Company Interest, or (ii) be deemed to have been distributed to such Member, and a corresponding amount shall be withheld from the next distributions to which the Member would otherwise be entitled.

(4)               Notwithstanding all other provisions of this Agreement, each Member agrees that its obligations to comply with the Company Representative’s decisions under this Section E shall survive any transfer of its Company interest and the termination of the Company as a tax partnership. Accordingly, each Person that ceases to be a Member shall, notwithstanding such divestiture, (i) reimburse and indemnify the Company against any liability that would be attributed to such Person under Section E(3) if the Person were a Member at the time of determination, and (ii) promptly provide updated contact information to the Company upon any change to such information until the fourth anniversary of the Company’s status as a tax partnership is terminated.

(5)               If a Member is permitted under the Code to participate in Company-level administrative or judicial tax proceedings, such Member shall be responsible for all expenses incurred by it in connection with such participation. The cost of any adjustments to all Members and the cost of any resulting audits or adjustments of Members will be borne solely by the Members without reimbursement by the Company.

(6)               For the avoidance of doubt, the Tax Matters Member and the Company Representative are each “officers of the Company” for purposes of Section 8.2 and Article 10.

(7)               No Member shall file a notice with the Internal Revenue Service under Section 6222 of the Code in connection with such Member’s intention to treat an item on such Member’s federal income tax return in a manner which is inconsistent with the treatment of such item on the Company’s federal income tax return unless such Member has, not less than thirty (30) days prior to the filing of such notice, provided the Board with a copy of the notice and thereafter in a timely manner provides such other information related thereto as the Board shall reasonably request.

(8)               Any Member entering into a settlement agreement with the Internal Revenue Service that concerns a Company item shall notify the Board of such settlement agreement and its terms within thirty (30) days after the date thereof.

(9)               Except to the extent specifically provided in the Code or Treasury Regulations (or the laws of another relevant taxing jurisdiction) or otherwise provided herein, the Board, in its sole discretion, shall have exclusive authority to act for or on behalf of the Company with regard to tax matters, including the authority to make (or decline to make) any available tax elections (including elections under Section 754 of the Code). The Board shall prepare and file or cause to be prepared and filed any federal, state, local and foreign tax returns for the Company and shall be the sole signatory to such returns, except to the extent any other Person is required by law to also sign such returns. The Company shall deliver to each Member a Schedule K-1 relating to such Member’s interest in the Company within 90 days after each taxable year, or as soon as reasonably practicable thereafter.

F.       Definitions.

The following terms shall have the following meanings.

“Adjusted Asset Value” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes, except as follows:

(i)       The Adjusted Asset Value of any asset contributed to the Company by a Member will be the gross fair market value of such asset as determined by the Board.

(ii)       If the Board reasonably determines that an adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company, the Adjusted Asset Values of all Company assets will be adjusted to equal their gross fair market values, as determined by the Board, taking Section 7701(g) of the Code into account, as of the following times: (a) a Capital Contribution (other than a de minimis Capital Contribution) to the Company by a new or existing Member; (b) any distribution by the Company to a Member of more than a de minimis amount of Company property (other than cash); (c) any distribution by the Company to a Member of more than a de minimis amount of cash in connection with the redemption of all or a portion of a Member’s Shares in the Company; and (d) at such other times as the Board reasonably determines necessary or advisable in order to comply with Treasury Regulations Sections 1.704 1(b) and 1.704 2.

(iii)       The Adjusted Asset Values of Company property will be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704 1(b)(2)(iv)(m) of the Treasury Regulations; provided, however, that Adjusted Asset Values will not be adjusted pursuant to this paragraph to the extent that the Board reasonably determines that an adjustment pursuant to paragraph (ii) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (iii).

(iv)       The Adjusted Asset Value of an asset will be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

“Adjusted Capital Account” means, with respect to any Member, such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments: (i) credit to such Capital Account any amounts that such Member is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704 1(b)(2)(ii)(c) of the Treasury Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704 2(g)(1) and 1.704 2(i)(5) of the Treasury Regulations; and (ii) debit to such Capital Account the items described in Treasury Regulations Sections 1.704 1(b)(2)(ii)(d)(4), 1.704 1(b)(2)(ii)(d)(5) and 1.704 1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704 1(b)(2)(ii)(d) of the Treasury Regulations and will be interpreted consistently therewith.

“BBA Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, and all Treasury Regulations and guidance issued thereunder.

“Capital Account” means the capital account established on behalf of each Member on the books of the Company. In general, the Capital Account of each Member initially shall be credited with the amount of such Member’s initial Capital Contribution to the Company, as set forth on Exhibit B. Thereafter, each such Member’s Capital Account shall be: increased by (a) the amount of money contributed by such Member to the Company, (b) the Adjusted Asset Value of any property contributed by such member to the Company (net of liabilities securing such contributed property that the Company is considered to assume or take subject to) and (c) allocations to such Member of Profits and other items of book income and gain; decreased by (d) the amount of money distributed to such Member by the Company, (e) the Adjusted Asset Value of property distributed by the Company to such Member (net of liabilities securing such distributed property that such Member is considered to assume or take subject to) and (f) allocations to such Member of Losses and other items of book loss and deduction; and otherwise adjusted in accordance with the additional rules set forth in Treasury Regulations Section 1.704 1(b)(2)(iv). The Capital Accounts also shall be adjusted (x) as reasonably determined by the Board, to reflect any redemption, forfeiture or transfer of Shares, and (y) in accordance with Treasury Regulations Section 1.704 1(b)(2)(iv)(m). It is the intent of the Members that the Capital Accounts of all Members be determined and maintained, to the greatest extent possible, in accordance with the principles of Treasury Regulations Section 1.704 1(b)(2)(iv) at all times throughout the full term of the Company. Accordingly, the Board is authorized to make any other adjustments to the Capital Accounts so that the Capital Accounts and allocations thereto comply with such Section.

“Company Minimum Gain” means “partnership minimum gain” as set forth in Section 1.704-2(b)(2) of the Treasury Regulations.

“Depreciation” means, with respect to any Company asset for any Fiscal Year or other period, the depreciation, depletion or amortization, as the case may be, allowed or allowable for federal income tax purposes with respect to such asset for such Fiscal Year or other period; provided, however, that if there is a difference between the Adjusted Asset Value and the adjusted tax basis of such asset, Depreciation will mean “book depreciation, depletion or amortization” as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Treasury Regulations; provided, further, that, if any property has a zero adjusted basis for federal income tax purposes, Depreciation may be determined under any reasonable method selected by the Board.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as set forth in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Deductions” means “partner nonrecourse deductions” as set forth in Treasury Regulations Section 1.704-2(i)(2).

“Minimum Gain Attributable to Member Nonrecourse Debt” means “partner nonrecourse debt minimum gain” as determined in accordance with Treasury Regulations Section 1.704-2(i)(2).

“Nonrecourse Deductions” has the meaning set forth under Sections 1.704-2(b)(1) and (c) of the Treasury Regulations.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such year or other period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments: (i) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss; (ii) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss; (iii) gain or loss resulting from any disposition of a property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Adjusted Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Adjusted Asset Value; (iv) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, the Company shall compute such deductions based on Depreciation; (v) if the Adjusted Asset Value of an asset is adjusted pursuant to the definition of Adjusted Asset Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of Profits and Losses; and (vi) items of Company gross income, gains, deductions and losses allocated pursuant to Section B of Exhibit E shall not be included in the computation of Profits and Losses.